Q3 2020 Shareholder Letter November 5, 2020 investor.eventbrite.com Cosley Zoo Wheaton, IL

Featured Creator Cosley Zoo Nestled in the suburbs of Wheaton, Illinois, Cosley Zoo gives visitors up-close interactions with farm animals and native Illinois wildlife. Before the pandemic, Cosley Zoo sold the majority of its tickets to walk-up visitors and did not have a digital ticketing solution in place. Now, the zoo is using Eventbrite in order to sell timed-entry tickets in advance to meet new state requirements limiting the zoo to 25% of its capacity. They’ve also been able to collect required information using the custom fields in Eventbrite’s order form at check-out, helping the zoo comply with attendee-screening requirements. The zoo has captured another prize by moving to a digital ticketing system: with Eventbrite’s built-in insights, the zoo now knows and understands its customers better, and has the tools to be able to market more effectively in the future. "We’re getting much more accurate numbers on our demographics. Having all of these tickets through Eventbrite has definitely given us the ability to break down our audience more specifically." - Tami Romejko, Cosley Zoo’s Education & Guest Experience Manager Eventbrite Q3 2020 Shareholder Letter Page 2

Business Update

Third Quarter 2020 Summary

In the third quarter of 2020, revenue continued to recover, up 161% from the second quarter of 2020. Paid ticket volume improved steadily through October, driven by the return of in-person events and continued strength in online events. The company's advanced payout balance also continued to decrease with only modest losses recorded since early March.

- **Net revenue of $21.9 million** in the third quarter compared to net revenue of $82.1 million in the same period of the prior year and $8.4 million in the second quarter of 2020. The year-over-year decline was due to reduced ticket sales related to COVID-19.
- **Net loss was $19.4 million** for the third quarter, compared to a net loss of $30.1 million in the third quarter of 2019.
- **Adjusted EBITDA[1] of $4.0 million** for the third quarter compared to a loss of $7.4 million in the same period of the prior year. Third quarter Adjusted EBITDA[2] includes a $13.4 million net benefit from COVID-related accounting items.
- **Paid ticket trends improved throughout the quarter and into October**, driven primarily by the reopening of in-person gatherings, particularly outside the United States in regions where COVID-19 cases declined, as well as continued strength in online events.
- **Advance payout balance declined to $220 million as of November 4,** down from $354 million when the program was suspended on March 11. With the recent benefit of favorable resolutions to chargeback disputes and other loss mitigation steps, Eventbrite has funded net refunds and chargebacks of approximately $2 million since March. As a result of lower-than-anticipated losses, we recorded another $15.0 million reduction in reserves for future advance payout liabilities during the quarter.


Paid Ticket Volume
Self-Sign On
(51%)
Q3 2019
Q3 2020


Paid Ticket Volume
Sales (incl. music)
(79%)
Q3 2019
Q3 2020


Paid Ticket Volume by Channel
Q3 2020 Mix
Sales (incl- music)
(79%) y/y
Self-Sign on
(51%) y/y

[1] Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

[2] Third quarter 2019 Adjusted EBITDA was restated to reflect the adoption of ASC 842.

Eventbrite Q3 2020 Shareholder Letter

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Dear Eventbrite Shareholder,

Eight months into a pandemic that has swept the world and upended the live events industry, we stand in awe of the fortitude and resourcefulness of our creator community. Eventbrite creators have adapted quickly and creatively to an extremely challenging operating environment. Many have completely reinvented how they host events and attract audiences. Along the way, our creators have navigated ever-evolving restrictions on gatherings, implemented exacting new health and safety protocols, and overcome financial hardship to bring live experiences to their attendees. Their entrepreneurial spirit has helped unite people safely, at a time when we need connection most.

Like our creators, we have also moved quickly to adjust to a world gripped by the global pandemic. We strengthened our company by focusing our efforts on our scalable and efficient self-service model, reducing ongoing costs by at least $100 million annually, and raising capital we believe will help us to successfully execute our long-term strategy.

For our creators, we provided guidance and functionality to enable them to carefully resume in-person events in compliance with social-distancing mandates. We also introduced new features such as Credits to compensate their attendees for cancelled events, and integrations with partners like Zoom to ease the transition to digital events. Internally, in addition to continuing to invest in our platform, we have worked to hone our customer acquisition strategy and welcomed an experienced Chief Technology Officer, Vivek Sagi, to our executive team and a seasoned customer experience and operations leader, Naomi Wheeless, to our board of directors.



CANNONBALL PRODUCTIONS

Cannonball Productions

This dedicated team of foodies, adventurers, and happy hour enthusiasts have been creating big, bold, and delicious experiences in epic venues across the country for six years with Eventbrite. When COVID-19 halted plans for their annual "Bacon & Beer Classic," they reimagined the event and created Seltzerland—a hard seltzer paradise hosted at golf courses. Social distancing orders meant they had to pay close attention to the details, which included ensuring ample space, contactless sampling, and other safety precautions. They also used Eventbrite's timed-entry feature, which allowed them to space out the arrival times of their attendees and safely engineer the return of their in-person events. With these innovative solutions, Cannonball Productions didn't have to slow down. In fact, they've hosted 6 events with 149 timed-entry slots in 2020 alone, with over 6,000 tickets sold.

"I'm proud that our team was able to demonstrate how live events can safely take place during a pandemic without sacrificing the fun and social nature of gathering!"
- Kate Levenstien, Founder & CEO

Eventbrite Q3 2020 Shareholder Letter Page 4

Returning to the platform

Our collective efforts to safely bring in-person events back to the platform have continued to drive positive trends in the third quarter. We saw in-person events resume, with creators focused on higher frequency, smaller events, while online event activity remained strong. This was particularly true in countries outside the United States where COVID-related mandates ended. Active Eventbrite creators grew by nearly 30% from the second quarter of 2020, and they hosted about twice as many events per creator compared to the same period last year. Encouragingly, creators hosted 1.3 million events on the platform in the third quarter, which represents 112% of the year-ago level even amid the challenging environment. Paid ticket volume also grew in each successive month of the third quarter, and nearly doubled from the second quarter to the third quarter, as paid in-person event tickets more than tripled. We believe these trends not only illustrate Eventbrite creators' ingenuity, but also their confidence in our platform's ability to drive their businesses when it matters most.

Since the end of March, we have enabled 1.5 million in-person and online events for creators who were active on our platform prior to the pandemic. We also brought more than 130,000 new creators onto our platform over that same timeframe. We believe these results demonstrate the vibrancy of the live events business and the overall strength of the experiences economy, and that these trends should continue once we have the opportunity to gather together again safely. In addition, we believe that the steps we have taken since March—focusing on the most attractive customer segments, investing in our self-service business model, and developing new ways to help creators grow their audiences—will help position Eventbrite as a strong player in our market.



BAR POP

Bar Pop

Originating in Perth, Australia, Bar Pop has been creating immersive and innovative experiences for over nine years. Luckily, their hometown of Perth was one of the first cities in Australia to ease its restrictions on gathering and events following the suppression of COVID-19. Froth Town—their first live event since the pandemic hit—sold 15,000 tickets across the three-day event, showing just how excited Australians were to safely get together in person once again. Following the success of Froth Town, Bar Pop successfully executed one of Australia's first post-pandemic outdoor music festivals - SNACK Showgrounds, which featured Perth locals San Cisco and ShockOne and sold nearly 10,000 tickets. The Factory Summer Festival series, a music and entertainment festival experience that's now on sale, have even added Brisbane and Melbourne to the line-up, making them one of many resilient event creators expanding their business in 2020.

"We can see that there's a strong desire from Western Australians to get out of the house and experience live music, the arts, and events again, in addition to dining and socialising at venues of all types."

Eventbrite Q3 2020 Shareholder Letter

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Positioned for recovery

Eventbrite was created to serve the needs of creators who host the smaller and more frequent events that we believe will likely hold sway for the foreseeable future. Even before the pandemic unfolded, paid events hosted by our frequent Self-Sign On creators averaged fewer than 50 tickets sold. The intuitive design of our product allows these creators to begin promoting and selling tickets to such events within minutes.

We are seeing creators show up in large numbers. Since the start of April, Eventbrite has helped hundreds of thousands of them bring more than two million events to life, both in-person and online. They are using Eventbrite to host socially-distanced small gatherings and engaging online events. Venues are also using Eventbrite to keep their patrons safe with timed-entry tickets and by using the Organizer App to track attendees and simplify contactless payment and check-ins. We believe that critical features such as these will help attract creators to Eventbrite's platform as they rebuild the live experience economy over the coming quarters.

Built to serve creators' needs

What makes Eventbrite so compelling to event creators is the efficiency of our self-service solution. Eventbrite was founded with a creator-first ethos and our deep connection to creator communities around the world has helped us to anticipate their needs across the lifecycle of their events. From marketing and ticketing to event analytics, our solution has been built through listening to our creators. In fact, 83% of frequent creators we surveyed indicated they value Eventbrite's ease of use in addressing a broad range of their needs.

A great example of this came in the immediate wake of COVID-19. We enabled creators to quickly pivot online, facilitating more than one million virtual events this year to keep them connected to their audiences—and in several cases, launch new digital-first businesses. Similarly, the tools we introduced to simplify the rescheduling and refund processes enabled creators to efficiently address their attendees' emerging needs. As we look forward, we plan to introduce more ways to help creators thrive, including self-service features and tools to help build audiences and drive demand.



GIRLS IN POLITICS
THE
future of the
COUNTRY
YOUR

GIRLS IN POLITICS
Initiative™

Girls in Politics Initiative

The Girls in Politics Initiative aims to educate girls ages eight and up on how government and politics work. Under normal circumstances, the initiative hosts 100 in-person classes and camps annually across the globe. Because of the pandemic, Girls in Politics has shifted the majority of its classes online, hosting webinars that can be attended from across the world. Girls can learn about community organizing, how to pursue a career in politics, and more in these interactive virtual classes. As the nonpartisan company pivoted, they also innovated by shipping out kits that include branded t-shirts and workbooks to attendees. Alongside broader classes like Civics 101, there are region-specific events: Australians can learn how parliament works, while Americans can attend congress camps. Despite the pandemic, the Girls in Politics Initiative has hosted nearly as many events in 2020 as they did in 2019, and Eventbrite has played a big role in turning out attendees for their 100+ events: 28% of Girls in Politics' ticket sales this year have been driven by Eventbrite's reach (up from 21% last year). Girls in Politics is proving that civic education knows no boundaries.

Eventbrite Q3 2020 Shareholder Letter

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In Summary... While 2020 has been a harrowing year for the live events industry, Eventbrite creators have shown an inspiring degree of ingenuity and resilience. They have endured what may well prove to be the most difficult period in the history of their businesses. Eventbrite has been there for these creators and their audiences, with the features and support they need to succeed in any environment. By leaning into our core strengths—notably smaller events and self-service—we are helping our creators to successfully host events during the pandemic and believe we have positioned Eventbrite for success over the long term. Sincerely, Julia Hartz Lanny Baker CEO CFO Black Velveteen Yoga In May 2020, Marquita René completed her instructor training and founded Black Velveteen Yoga to spread her love of yoga with an open heart and open mind. At a time when live experiences—including wellness classes—had been devastated by a pandemic, she decided to start her business completely online. René turned to Eventbrite to manage registrations and promote her series of free yin yoga and vinyasa classes, while collecting funds through Eventbrite’s donation ticket type. So far this year, they have issued over 1,000 tickets. “I feel confident I will remain virtual. This is the new reality.” Eventbrite Q3 2020 Shareholder Letter Page 7

Financial Discussion

All financial comparisons are on a year-over-year basis unless otherwise noted.
Financial statement tables can be found at the end of this letter.
Third quarter 2019 results are restated to reflect the adoption of ASC 842.

Third Quarter Results

Net Revenue

Net revenue was $21.9 million in the third quarter of 2020, a 73% decrease from $82.1 million in the same period in the prior year. Revenue trends continued to improve throughout the third quarter, as creators hosted more paid in-person events and paid online event activity remained strong. Net revenue for the quarter was reduced by a $2.5 million increase in reserves for expected refunds related to COVID-19. However, this impact was offset by a $2.5 million benefit from a favorable settlement of a contract termination.

Net Revenue[3]:



$82M
$83M
$49M
$8M
$22M
11%
9%
(40%)
(90%)
(73%)
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020

Net revenue impact from non-routine items	Recorded Amount ($M)
Increased reserve for expected refunds related to COVID-19	($2.5)
Contract termination settlement	2.5
Total net revenue impact	-

Paid Ticket Volume

Paid ticket volume declined 66% compared to the third quarter of 2019, as live events remained limited by global restrictions on in-person gatherings. However, trends in paid ticket volume continued to improve from the second quarter of 2020, as creators resumed activity with smaller in-person gatherings as well as online events. As a result, paid tickets nearly doubled from the second quarter of 2020, driven by a 78% increase in tickets sold by Self-Sign On creators and a 143% increase in tickets sold by Sales customers. Similarly, free tickets grew 43% from the second quarter of 2020.

Paid Tickets[3]:



27M
29M
22M
5M
9M
13%
8%
(18%)
(82%)
(66%)
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020

[3] Percentages represent year-over-year growth.

Eventbrite Q3 2020 Shareholder Letter

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Gross Profit

Gross profit was $10.6 million in the third quarter of 2020, down from $48.7 million in the third quarter of 2019. Third quarter 2020 cost of revenue included a $0.9 million reduction due to refunded payment processing fees.

Gross Profit [3]:



$49M
$49M
$21M
$11M
16%
9%
(58%)
(108%)
(78%)
($2M)
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020

Gross profit impact from non-routine items	Recorded Amount ($M)
Total net revenue impact	-
Total cost of revenue impact	(0.9)
Total gross profit impact	**0.9**

Operating Expenses

Operating expenses were $22.4 million in the third quarter of 2020 compared to $72.4 million in the same period in 2019. We recorded a $15.2 million reversal of reserves in operating expenses primarily to reflect the favorable resolution of the advance payout balance and less than expected chargeback activity.

Product development expenses for the third quarter of 2020 decreased 29% compared to the same period in 2019, to $11.5 million, owing primarily to lower headcount.

Sales, marketing and support expenses declined from $28.8 million in the third quarter of 2019 to a benefit of $5.0 million in the third quarter of 2020. Third quarter Sales, marketing and support expenses included a $15.0 million reversal of refund and chargeback reserves related to COVID-19. Excluding the reserve reversal, these expenses were $10.0 million in the third quarter of 2020, with the 65% year-over year reduction primarily driven by the company's previously announced expense reduction program.

General and administrative expenses were $15.8 million in the third quarter of 2020, down 42% from the $27.4 million reported in the third quarter of 2019. Prior year General and administrative expenses included $3.8 million in professional services associated with last year's cost-saving measures and $1.1 million associated with the impairment of creator advances and creator signing fees. The cost reduction program initiated in April 2020 also reduced third quarter 2020 General and administrative expenses.

Operating expense impact from non-routine items	Recorded Amount ($M)
Decrease in reserve for estimated advance payout losses	($15.0)
Total operating expense impact	**($15.0)**

Eventbrite Q3 2020 Shareholder Letter

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Net Loss

Net loss was $19.4 million for the third quarter of 2020 compared to a net loss of $30.1 million in the same period last year.

Adjusted EBITDA

Adjusted EBITDA was $4.0 million in the third quarter of 2020 compared to a loss of $7.4 million in the third quarter of 2019 and includes the benefit of the $15.0 million reversal of refund and chargeback reserves related to COVID-19. Please refer to the financial tables at the end of this letter for a reconciliation of our net loss to Adjusted EBITDA.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $543.3 million at the end of the third quarter of 2020, compared to $546.9 million at the end of the second quarter of 2020 and $420.7 million as of December 31, 2019. To evaluate Eventbrite's liquidity, we add funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduce that balance by funds payable and creator payables. On that basis, our available liquidity at September 30, 2020 was $343.6 million compared to $359.8 million at June 30, 2020.

Adjusted EBITDA:



($7M)
($2M)
($120M)
($21M)
$4M
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020

Adjusted EBITDA impact from non-routine items	Recorded Amount ($M)
Impact to Net revenue	-
Impact to Cost of net revenue	(0.9)
Impact to Operating expense	(15.0)
Total Adjusted EBITDA impact	**$15.9**

Available Liquidity	$ in thousands
Cash and cash equivalents	$543.3
Funds receivable	$9.6
Creator advances	$8.5
Accounts payable, creators	$(217.8)
Available liquidity	$343.6

Eventbrite Q3 2020 Shareholder Letter

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Managing Balance Sheet Impact from Refunds Advance Payout Balance ($ in millions) As of November 4, 2020, the company’s Advance Payout (“APO”) balance stood (38%) at $220 million, down from the $354 million balance at March 11, 2020, the date $354 the APO program was suspended. The balance declined as associated events $220 occurred and as creators initiated refunds to attendees. Our teams also played a significant role helping creators manage proceeds from previously-scheduled events, including facilitating refunds, credits, and other compensation for ticket Mar 11 Nov 4 purchasers. Of the $134 million cumulative reduction in the APO balance, Eventbrite has incurred gross chargebacks of $4 million, or 3% of the total, which is consistent with the company’s historical average annual loss rate. The company has recently recouped $2 million of the chargebacks incurred from disputed refunds, bringing the net cash impact borne by Eventbrite down to approximately $2 million since the program was suspended. We have begun to pilot new ways to make advance payouts to highly-qualified creators who meet strict guidelines and have made advance payouts available to a limited number of low-risk creators. Thus far, we have extended less than $8 million in new advance payouts on total transacted ticket proceeds of $320 million since the pilot began. Note: Ticket sale proceeds that we continue to hold on behalf of creators are recorded on our balance sheet as Accounts payable, creators. This account, as well as our cash and cash equivalents, is reduced when an advance payout is made. Eventbrite Q3 2020 Shareholder Letter Page 11

Business Outlook In light of the ongoing COVID-19 pandemic, we continue to expect a substantial year-over-year revenue decline in 2020. While we saw sustained monthly improvement in smaller and socially-distanced in-person events, as well as strength in online events in the third quarter, we expect the volume of paid tickets to remain well below prior year levels in the fourth quarter of 2020. The cost reduction plan we announced in April 2020 has yielded expense savings ahead of plan. We now expect cash costs, excluding processing fees, of between $30 million and $32 million for the fourth quarter. Eventbrite Q3 2020 Shareholder Letter Page 12

Earnings Webcast Eventbrite will hold a conference call and live webcast today at 2:00 p.m. PDT to discuss the third quarter 2020 financial results. To listen to a live audio webcast, please visit Eventbrite’s Investor Relations website at investor. eventbrite.com. A replay of the webcast will be available at the same website. About Eventbrite Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 300 million tickets distributed to more than 4 million experiences in 2019, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www .eventbrite .com. The neon icons can be used to convey abstract concepts and work well in presentations. They should feel active and expressive. Feel free to expand on these as you build out the experience. Eventbrite Q3 2020 Shareholder Letter Page 13

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the impacts of the COVID-19 global health pandemic, including its impact on the Company, its operations, or its future financial or operational results; the impact of the Company re-centering its business around a self-service model; the Company’s expectations regarding restructuring charges with respect to the workforce reduction implemented in response to the COVID-19 global health pandemic; the Company’s expectations regarding the timing of recovery of paid ticket volumes; growth strategies in the Company’s businesses and products; the Company’s expectations regarding the development of its platform and products; the Company’s expectations regarding scale, profitability, market trends, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; and the Company’s expectations regarding revenue, paid ticket volume, and cash costs described under “Business Outlook” above. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance. The forward-looking statements contained in this letter are also subject to additional risks, uncertainties and factors, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. This measure, which we refer to as one of our non-GAAP financial measures, is not prepared in accordance with GAAP and has limitations as an analytical tool, and you should not consider itin isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities. We calculate Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, direct and indirect acquisition- related costs, employer taxes related to employee transactions and other income (expense), which consisted of interest income foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results. Eventbrite Q3 2020 Shareholder Letter Page 14

Consolidated Statements of Operations ($ in thousands, except per share data)(Unaudited) Three Months Ended Nine Months Ended September 30, September 30, 2020 2019 2020 2019 Net revenue $ 21,868 $ 82,052 $ 79,348 $ 244,136 Cost of net revenue(1) 11,231 33,389 49,330 95,073 Gross profit 10,637 48,663 30,018 149,063 Operating expenses(1): Product development 11,540 16,211 42,758 47,436 Sales, marketing and support (5,011) 28,764 91,831 76,542 General and administrative 15,845 27,390 80,426 75,057 Total operating expenses 22,374 72,365 215,015 199,035 Loss from operations (11,737) (23,702) (184,997) (49,972) Interest expense (10,284) (853) (13,921) (2,978) Loss on debt extinguishment - (1,742) - (1,742) Other income (expense), net 2,837 (3,700) (5,262) (1,145) Loss before income taxes (19,184) (29,997) (204,180) (55,837) Income tax provision (benefit) 243 147 307 (946) Net loss $ (19,427) $(30,144) $ (204,487) $(54,891) Net loss per share, basic and diluted $(0.21) $(0.36) $(2.31) $(0.68) Weighted-average shares outstanding used to compute net loss per share, basic and diluted 90,973 83,063 88,441 81,094 (1) Includes stock-based compensation as follows: Cost of net revenue $ 260 $ 393 $ 890 $ 962 Product development 3,101 3,322 10,156 7,547 Sales, marketing and support 1,281 1,569 3,613 4,038 General and administrative 5,465 4,652 15,882 14,222 Total $ 10,107 $ 9,936 $ 30,541 $ 26,769 Eventbrite Q3 2020 Shareholder Letter Page 15

Consolidated Balance Sheets ($ in thousands)(Unaudited) Sept 30, Dec 31, 2020 2019 Assets Current assets Cash and cash equivalents $ 543,296 $ 420,712 Funds receivable 9,616 54,896 Accounts receivable, net 736 2,932 Creator signing fees, net 5,105 9,597 Creator advances, net 8,456 22,282 Prepaid expenses and other current assets 11,957 14,157 Total current assets 579,166 524,576 Property, plant and equipment, net 13,536 19,735 Operating lease right-of-use assets 18,076 22,160 Goodwill 170,560 170,560 Acquired intangible assets, net 41,332 49,158 Restricted cash 2,632 2,228 Creator signing fees, noncurrent 8,669 16,710 Creator advances, noncurrent 886 922 Other assets 9,969 1,966 Total assets $ 844,826 $ 808,015 Liabilities and Stockholders’ Equity Current liabilities Accounts payable, creators $ 217,762 $ 307,871 Accounts payable, trade 1,414 1,870 Chargebacks and refunds reserve 49,588 2,699 Accrued compensation and benefits 5,961 6,347 Accrued taxes 2,199 5,409 Operating lease liabilities 6,245 9,115 Other accrued liabilities 10,300 16,997 Total current liabilities 293,469 350,308 Accrued taxes, noncurrent 14,439 15,173 Operating lease liabilities, noncurrent 13,667 16,162 Long-term debt 201,531 - Other liabilities 103 557 Total liabilities 523,209 382,200 Stockholders’ equity Common stock, at par 1 1 Additional paid-in capital 898,929 798,640 Accumulated deficit (577,313) (372,826) Total stockholders’ equity 321,617 425,815 Total liabilities and stockholders’ equity $ 844,826 $ 808,015 Eventbrite Q3 2020 Shareholder Letter Page 16

Consolidated Statements of Cash Flows ($ in thousands)(Unaudited) Nine Months Ended September 30, 2020 2019 Cash flows from operating activities Net loss $(204,487) $(54,891) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Depreciation and amortization 17,272 18,081 Amortization of creator signing fees 7,260 7,741 Noncash operating lease expense 5,872 5,969 Accretion of term loan 9,775 326 Loss on debt extinguishment - 1,742 Stock-based compensation 30,541 26,769 Provision for chargebacks and refunds 73,168 15,209 Impairment charges 9,873 2,955 Provision for bad debt and creator advances 16,743 3,982 Loss on disposal of equipment 2,393 61 Deferred income taxes (23) (778) Changes in operating assets and liabilities: Accounts receivable (1,989) (1,182) Funds receivable 45,280 14,280 Creator signing fees, net (3,943) (16,505) Creator advances, net 1,137 (6,690) Prepaid expenses and other current assets 1,703 6,262 Other assets 444 84 Accounts payable, creators (90,109) 94,596 Accounts payable, trade (577) 1,068 Chargebacks and refunds reserve (26,279) (14,357) Accrued compensation and benefits (385) (22) Accrued taxes (3,210) (3,350) Operating lease liabilities (7,222) (6,472) Other accrued liabilities (9,821) 6,546 Accrued taxes, noncurrent (711) (669) Other liabilities 16 (902) Net cash (used in) provided by operating activities (127,279) 99,853 Eventbrite Q3 2020 Shareholder Letter Page 17

Consolidated Statements of Cash Flows ($ in thousands)(Unaudited) Nine Months Ended September 30, 2020 2019 Cash flows from investing activities Purchases of property and equipment (1,316) (4,959) Capitalized internal-use software development costs (3,292) (6,416) Net cash used in investing activities (4,608) (11,375) Cash flows from financing activities Proceeds from issuance of common stock under ESPP 721 2,234 Proceeds from exercise of stock options 14,115 32,814 Taxes paid related to net share settlement of equity awards (666) (833) Principal payments on debt obligations - (73,594) Proceeds from issuance of debt and common stocks, net of issuance costs paid 256,729 (457) Purchase of convertible notes capped calls (15,600) - Payments of finance lease obligations (424) (214) Payments of deferred offering costs - (413) Net cash provided by financing activities 254,875 40,463 Net increase (decrease) in cash, cash equivalents and restricted cash 122,988 48,015 Cash, cash equivalents and restricted cash Beginning of period 422,940 439,400 End of period $ 545,928 $ 487,415 Supplemental cash flow data Interest paid $ 1,935 $ 2,632 Income taxes paid, net of refunds 619 860 Noncash investing and financing activities Vesting of early exercised stock options $ 241 $ 276 Purchases of property and equipment, accrued but unpaid 61 167 Operating lease right-of-use assets obtained in exchange for operating lease liabilities 2,273 - Eventbrite Q3 2020 Shareholder Letter Page 18

Key Operating Metrics and Non-GAAP Financial Measures

($ in thousands) (Unaudited)	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Paid ticket volume (in thousands)	9,190	26,897	36,118	80,461
Adjusted EBITDA	$ 3,951	$ (7,438)	$ (136,272)	$ (3,392)

	Twelve Months Ended September 30, 2020	Twelve Months Ended September 30, 2019
Free cash flow reconciliation		
Net cash provided by operating activities	$ (198,475)	$ 34,230
Purchases of property and equipment and capitalized internal-use software development costs	(6,831)	(13,858)
Free cash flow	$ (205,306)	$ 20,372

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Adjusted EBITDA reconciliation				
Net loss	$ (19,427)	$ (30,144)	$ (204,487)	$ (54,891)
Add:				
Depreciation and amortization	5,363	6,112	17,272	18,081
Stock-based compensation	10,107	9,936	30,541	26,769
Interest expense	10,284	853	13,921	2,978
Loss on debt extinguishment	-	1,742	-	1,742
Direct and indirect acquisition related costs [1]	-	34	-	837
Employer taxes related to employee equity transactions	218	182	912	893
Other (income) expense, net	(2,837)	3,700	5,262	1,145
Income tax provision (benefit)	243	147	307	(946)
Adjusted EBITDA	$ 3,951	$ (7,438)	$ (136,272)	$ (3,392)

[1] Direct and indirect acquisition related costs consist primarily of transaction and transition-related fees and expenses incurred within one year of the acquisition date, including legal, accounting, tax and other professional fees as well as personnel-related costs such as severance and retention bonuses for completed, pending and attempted acquisitions.

Eventbrite Q3 2020 Shareholder Letter

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COVID-19 Related Impact to Third Quarter Results ($ in millions) (Unaudited) COVID-19 Actuals related Impact Commentary Q3 2020 Q3 2020 Net Revenue $ 21.9 $ (2.5) $(2.5) million increase in refund reserve - Cost of revenue 11.2 (0.9) $(0.9) million refunded processing fees = Gross profit 10.6 (1.6) Total impact on Gross profit: $(1.6) million - Product development 11.5 -- - Sales, marketing and support (5.0) (15.0) $(15.0) million reversal of Advance Payout reserve - General and administrative 15.8 -- = Operating expenses 22.4 (15.0) Total impact on Operating expense: $(15.0) million Loss from operations (11.7) 13.4 Total impact on Loss from operations: $13.4 million + Stock-based compensation 10.1 -- + Depreciation and amortization 5.4 -- + Other adjustments 0.2 -- = Adjusted EBITDA $ 4.0 $ 13.4 Total impact on Adjusted EBITDA: $13.4 million Eventbrite Q3 2020 Shareholder Letter Page 20